Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical to Present at JMP Securities
Healthcare Focus Conference

Warsaw, Indiana, September 24, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today that Fred L. Hite, Senior Vice President and Chief Financial Officer, is scheduled to present at the JMP Securities Healthcare Focus Conference at the Palace Hotel in New York City on Tuesday, October 6, 2009 at 3:00 p.m. ET.

A live Web cast of the presentation will be available on Symmetry Medical's Web site at www.symmetrymedical.com. Presentation slides will be posted on the Web site before the presentation begins. A replay of the Web cast will be available for 60 days after the date of the presentation.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

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